Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS THIRD QUARTER RESULTS

•	RECORD REVENUE OF $289.0 MILLION

•	EARNINGS PER SHARE OF $0.22

•	SEQUENTIAL FLEX REVENUE INCREASE OF 5.8%

•	IN 2011, KFORCE REPURCHASED 13.1% OF SHARES OUTSTANDING AT DECEMBER 31, 2010

•	REPURCHASE AUTHORIZATION INCREASED BY $75.0 MILLION

TAMPA, FL, November 1, 2011 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its third quarter of 2011. Revenue for the quarter ended September 30, 2011 was $289.0 million compared to $274.0 million for the quarter ended June 30, 2011, an increase of 5.5% and compared to $259.5 million for the quarter ended September 30, 2010, an increase of 11.4%. For the quarter ended September 30, 2011, Kforce reported net income of $8.4 million, or $0.22 per share, versus $6.8 million, or $0.17 per share, for the quarter ended June 30, 2011, an increase of 24.5% in net income and 29.4% in EPS. Net income and EPS for the third quarter of 2011 increased 31.1% and 37.5%, respectively, versus the third quarter of 2010, which had net income of $6.4 million, or $0.16 per share.

“We are very pleased with our third quarter results, particularly our record quarterly revenues of $289.0 million. In addition, Flex revenues for our Tech, FA and HLS segments experienced year-over-year increases of 16.7%, 8.1% and 9.5%, respectively. Also, total Flex revenues increased 5.8% sequentially and increased across all segments, including a 6.9% increase in Tech Flex, our largest revenue stream. We believe that the secular shift towards a flexible staffing model in this temporary employment-led recovery, as evidenced by a disproportionate increase of job creation occurring in temporary staffing, has contributed to our growth as we continue to see solid demand across all our service lines in an uncertain macroeconomic and regulatory environment. Additionally, of the 13.1% of shares repurchased year to date, the Firm repurchased 4.6 million shares equal to approximately 10.8% of the shares outstanding during the third quarter of 2011. I wish to thank all of our employees, consultants and clients for making the third quarter of 2011 a very successful quarter for Kforce, and we remain optimistic about the Firm’s prospects.” said David L. Dunkel, Chairman and CEO.

William L. Sanders, President, said, “Our key performance indicators and discussions with clients indicate that demand continues to be solid. Flex margins increased 50 basis points sequentially as the spread between bill rates and pay rates increased for both Tech and FA. Kforce continues to aggressively pursue business opportunities with the goal of continuing to gain client and market share.”

Mr. Sanders noted additional operational results for the third quarter include:

•	Flex revenue per billing day of $4.3 million in Q3 ‘11 increased 5.8% over Q2 ‘11 and increased 11.3% over Q3 ‘10.

•	Sequential percentage increases in Flex revenue by segment were 8.8% for Government Solutions, 6.9% for Tech, 6.1% for HLS and 1.1% for FA.

•	Search revenue of $11.9 million in Q3 ‘11 decreased 2.6% from $12.2 million in Q2 ‘11 and increased 12.4% from $10.6 million in Q3 ‘10.

•	Total Tech revenue of $165.5 million and total Tech Flex revenue of $160.3 million surpassed the prior records of $154.5 million and $150.0 million, respectively, which were achieved in Q2 ‘11.

Joseph J. Liberatore, Chief Financial Officer, said, “The Firm performed well in Q3 ‘11. Q3 ‘11, Q2 ‘11 and Q3 ‘10 each contained 64 billing days. We believe our third quarter results reflect improving client relationships, solid expense management, an improving pricing environment and continued efficiencies and operating leverage provided by the NRC and Strategic Accounts. We are also excited to announce that the Firm entered into an amended and restated Credit Facility in September 2011, which we believe provides access to adequate capital to execute on the Firm’s strategic vision going forward. Additionally, the Board of Directors increased the existing authorization for repurchases of Kforce common stock by $75.0 million in October 2011.”

Financial highlights for the third quarter include:

•	Flex gross profit increased 50 basis points to 28.9% in Q3 ‘11 from 28.4% in Q2 ‘11 and decreased 40 basis points from 29.3% in Q3 ‘10.

•	Selling, general and administrative expenses as a percentage of revenue decreased 30 basis points to 26.0% in Q3 ‘11 from 26.3% in Q2 ‘11 and decreased 70 basis points from 26.7% in Q3 ‘10.

•	Adjusted EBITDA for Q3 ‘11 was $20.1 million, an increase of 16.3% from $17.3 million in Q2 ‘11 and an increase of 27.8% from $15.7 million in Q3 ‘10.

•

Bank debt at the end of Q3 ‘11 was $59.4 million, reflecting an increase of $40.5 million from $18.9 million at the end of Q2 ‘11. This increase was primarily related to the repurchase of 4.6 million shares of common stock during the third quarter.

Mr. Liberatore stated, “In addition, looking forward to the fourth quarter of 2011, we expect revenue may be in the $278 million to $285 million range and earnings per share in the range of $0.17 to $0.20. The fourth quarter of 2011 has 61 billing days versus 64 billing days in the third quarter of 2011.”

On Tuesday, November 1, 2011, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 877-344-3890. The replay of the call will be available from 8:00 p.m. Eastern Time Tuesday, November 1 to November 15, 2011 by dialing (800) 642-1687, passcode 51841288.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until November 15, 2011.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 2,200 associates and approximately 10,600 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions (KGS)

KGS provides innovative technology, financial management, data architecture and continuous process improvement and finance and accounting solutions primarily to federal government clients. KGS, with approximately 600 professionals currently on assignment, has been partnering with our clients since 1970 to successfully solve their challenges. KGS’ in-depth operational knowledge and understanding of Federal Agencies, the Defense Department, Homeland Security and industry best practices, combined with expert and highly-skilled professionals, have resulted in a comprehensive portfolio of technologically advanced and innovative consulting solutions designed to guide clients through today’s environment of complex challenges, risk, and cost. For more information, visit http://www.kforcegov.com/.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health and Life Sciences and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,
	2011	2011	2010

Revenue by function:
Technology	$165,476	$154,534	$141,930
Finance & accounting	54,297	54,774	50,170
Health & life sciences	45,337	42,735	41,229
Government solutions	23,881	21,946	26,190

Total revenue	288,991	273,989	259,519

Revenue by time:
Flex	277,123	261,808	248,960
Search	11,868	12,181	10,559

Total revenue	288,991	273,989	259,519

Costs of services	196,953	187,341	176,054

Gross profit	92,038	86,648	83,465
GP %	31.8%	31.6%	32.2%
Flex GP %	28.9%	28.4%	29.3%

Selling, general & administrative expenses	75,134	72,163	69,321
Depreciation & amortization	3,072	3,211	3,236

Income from operations	13,832	11,274	10,908
Other expense, net	301	335	387

Income before income taxes	13,531	10,939	10,521

Income tax expense	5,085	4,154	4,077

Net income	$8,446	$6,785	$6,444

Earnings per share - diluted	$0.22	$0.17	$0.16
Adjusted EBITDA per share	$0.52	$0.43	$0.39
Shares outstanding - diluted	38,228	40,465	40,384

Adjusted EBITDA	$20,084	$17,276	$15,710

Other information:
Capital expenditures	$2,113	$1,400	$3,345
Equity-based compensation expense, net	$1,931	$1,762	$1,171
Working capital	$100,766	$71,969	$76,762

Selected balance sheet information:
Cash and cash equivalents	$1,025	$685	$454
Accounts receivable, less allowances	$186,843	$166,724	$154,160
Total assets	$420,397	$404,923	$392,949
Bank debt	$59,384	$18,934	$20,000
Total liabilities	$193,747	$147,061	$145,286
Total stockholders’ equity	$226,650	$257,862	$247,663

Billing days	64	64	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q3 2011	Q2 2011	Q3 2010

Total Firm
Flex revenue (000’s)	$277,123	$261,808	$248,960
Revenue per billing day (000’s)	$4,330	$4,091	$3,890
Sequential flex revenue change	5.8%	3.8%	5.4%
Hours (000’s)	4,486	4,318	4,019
Flex GP %	28.9%	28.4%	29.3%

Search revenue (000’s)	$11,868	$12,181	$10,559
Placements	884	933	824
Average fee	$13,424	$13,058	$12,819
Billing days	64	64	64

Technology
Flex revenue (000’s)	$160,285	$149,997	$137,326
Revenue per billing day (000’s)	$2,504	$2,344	$2,146
Sequential flex revenue change	6.9%	7.6%	5.7%
Hours (000’s)	2,520	2,403	2,186
Flex GP %	27.7%	27.1%	28.0%

Search revenue (000’s)	$5,191	$4,537	$4,604
Placements	354	313	311
Average fee	$14,682	$14,488	$14,822

Finance & Accounting
Flex revenue (000’s)	$48,046	$47,522	$44,437
Revenue per billing day (000’s)	$751	$743	$694
Sequential flex revenue change	1.1%	-0.7%	16.5%
Hours (000’s)	1,406	1,393	1,340
Flex GP %	30.1%	29.5%	30.9%

Search revenue (000’s)	$6,251	$7,252	$5,733
Placements	499	594	497
Average fee	$12,516	$12,218	$11,533

Health & Life Sciences
Flex revenue (000’s)	$44,911	$42,343	$41,007
Revenue per billing day (000’s)	$702	$662	$641
Sequential flex revenue change	6.1%	1.6%	-0.1%
Hours (000’s)	560	522	493
Flex GP %	30.2%	30.4%	28.8%

Search revenue (000’s)	$426	$392	$222
Placements	31	26	16
Average fee	$13,695	$15,004	$13,876

Government Solutions
Flex revenue (000’s)	$23,881	$21,946	$26,190
Revenue per billing day (000’s)	$373	$343	$409
Sequential flex revenue change	8.8%	-6.0%	-3.3%
Flex GP %	32.3%	31.7%	34.3%

Kforce Inc.

Key Statistics — Health & Life Sciences

(Unaudited)

	Q3 2011	Q2 2011	Q3 2010

Clinical Research

Flex revenue (000’s)	$27,703	$25,742	$26,331
Revenue per billing day (000’s)	$433	$402	$412
Sequential flex revenue change	7.6%	0.0%	-4.2%
Hours (000’s)	297	270	282
Flex GP %	26.2%	26.7%	26.6%

Search revenue (000’s)	$264	$224	$92
Placements	10	10	5
Average fee	$26,393	$22,433	$18,333

Health Information Management

Flex revenue (000’s)	$17,208	$16,601	$14,676
Revenue per billing day (000’s)	$269	$260	$229
Sequential flex revenue change	3.7%	4.2%	8.1%
Hours (000’s)	263	252	211
Flex GP %	36.6%	36.2%	32.8%

Search revenue (000’s)	$162	$168	$130
Placements	21	16	11
Average fee	$7,678	$10,408	$11,850

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarterly Adjusted EBITDA

	Three Months Ended
	Sept. 30,		Jun. 30,		Sept. 30,
	2011		2011		2010
	$	Per share	$	Per share	$	Per share

Net income	$8,446	$0.22	$6,785	$0.17	$6,444	$0.16
Depreciation & amortization	3,072	0.08	3,211	0.08	3,236	0.08
Amortization of restricted stock & PARS	3,088	0.08	2,837	0.07	1,631	0.04
Interest expense and other	393	0.01	289	0.01	322	0.01
Income tax expense	5,085	0.13	4,154	0.10	4,077	0.10

Adjusted EBITDA	$20,084	$0.52	$17,276	$0.43	$15,710	$0.39

Weighted average shares outstanding - diluted	38,228		40,465		40,384

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income before non-cash impairment charges, interest, income taxes, depreciation and amortization and amortization of stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

Quarterly Net Income before Equity-Based Compensation Expense

	Three Months Ended
	Sept. 30,		Jun. 30,		Sept. 30,
	2011		2011		2010
	$	Per share	$	Per share	$	Per share

Net income	$8,446	$0.22	$6,785	$0.17	$6,444	$0.16
Equity-based compensation expense, net:
Alternative LTI expense	5	0.00	4	0.00	281	0.01
Amortization of restricted stock & PARS	3,088	0.08	2,837	0.07	1,631	0.04
Income tax benefit	(1,162)	(0.03)	(1,079)	(0.03)	(741)	(0.02)

Equity-based compensation expense, net	1,931	0.05	1,762	0.04	1,171	0.03

Net income before equity-based compensation expense	$10,377	$0.27	$8,547	$0.21	$7,615	$0.19

Weighted average shares outstanding - diluted	38,228		40,465		40,384

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as net income before compensation expense incurred in conjunction with share-based payment awards and alternative long-term incentive awards. Kforce measures the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

Adjusted EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.